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                                                                      EXHIBIT 11


                  COMPUTATION OF PRIMARY EARNINGS PER ORDINARY
                      SHARE AND ORDINARY SHARE EQUIVALENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                               THREE MONTHS ENDED
                                                                 MARCH 31, 1997
                                                               ------------------
                                                                  (UNAUDITED)
Earnings per ordinary share and ordinary share equivalents
  Primary

Weighted average ordinary shares outstanding                          12,679
Average ordinary share options outstanding
  (net of repurchased shares under the
  treasury stock method)                                               2,440

Weighted average number of ordinary shares and                       -------
  ordinary share equivalents outstanding                              15,119
                                                                     -------

Net Income                                                           $   815
                                                                     -------
Primary earnings per ordinary share and
  ordinary share equivalent                                          $  0.05
                                                                     -------
